EXHIBIT 23.3

CONSENT

Anderson Mori & Tomotsune hereby consents to the use of its name as it appears under the caption “VALIDITY OF THE DEBT SECURITIES” in the Prospectus constituting a part of, and under the caption “AGREEMENT TO PROVIDE LEGAL OPINIONS” in Part II of, the Registration Statement filed by Japan International Cooperation Agency and Japan with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, on March 8, 2017.

Anderson Mori & Tomotsune

By	/s/ Hiroto Ando
Hiroto Ando

Exh. 23.3-1